Exhibit 99.4

PANGAEA LOGISTICS SOLUTIONS ANNOUNCES THE DELIVERY OF THE ICE-CLASS 1A PANAMAX NORDIC OSHIMA

Vessel expands world’s largest ice-class 1A Panamax fleet, begins generating revenue immediately upon delivery

Vessel to traverse the increasingly important Northern Sea Route

NEWPORT, RI – October 28, 2014 – Pangaea Logistics Solutions, Ltd. (“Pangaea” or the “Company”) (NASDAQ: PANL) announced today the delivery of the Nordic Oshima, a 76,180 dwt ice-class 1A panamax dry bulk carrier. The Company took delivery of the vessel on September 25, 2014 from Oshima Shipbuilding Co., Ltd. Financial terms were not disclosed.

The Nordic Oshima is currently on a sixty-day repositioning charter from Japan to Finland. The vessel will first stop in Vancouver, Canada before traversing the Northern Sea Route (NSR). By virtue of its high ice class specification, Nordic Oshima is able to carry 12,000-15,000 metric tonnes more than a vessel sailing through the Panama Canal. In addition to increased capacity, the NSR route substantially reduces the number of transit days on such voyages and has a dramatic impact on fuel costs and emissions.

“This voyage exemplifies what Nordic Bulk Carriers, a Pangaea Logistics Solutions company, does best. By traversing the NSR, instead of the traditional route through the Panama Canal, we are able to reduce emissions and our carbon footprint. At the same time we are generating better economy through reduced bunker fuel consumption and the ability to carry substantially greater cargo intake,” said Ed Coll, Pangaea Logistics Solutions’ Chief Executive Officer. “Significant resources have gone into optimizing the design of the vessel to ensure superior economic performance and environmental safety, which is of the upmost importance in ice-class vessels.”

Building on its previous ice-class success, Nordic Bulk Carriers was also the first company to traverse the Northwest Passage (NWP) working closely in 2013 with Canadian Government entities to successfully complete a voyage carrying Canadian Coal from Vancouver, Canada to Pori, Finland and establishing this waterway as a viable and vital sea route for dry bulk cargoes.

Coll added, “We are incredibly pleased with the success of our ice-class program to date, particularly in the NSR and the NWP. We will continue to work with governments, coast guards, and marine authorities to ensure the highest standards of operational excellence, safety, and environmental impact.”

About Pangaea Logistics Solutions, Ltd.

Pangaea Logistics Solutions Ltd. provides logistics services to a broad base of industrial customers who require the transportation of a wide variety of dry bulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite, and limestone. The Company addresses the transportation needs of its customers with a comprehensive set of services and activities, including cargo loading, cargo discharge, vessel chartering, and voyage planning. Learn more at www.pangaeals.com.

CONTACT:

INVESTOR RELATIONS:
Prosek Partners
Thomas Rozycki
Managing Director
(212) 279-3115 x208

trozycki@prosek.com